SECURITIES AND EXCHANGE COMMISSION
                Washington, D.C.  20549
                -----------------------


                       FORM 8-K

                    Current Report

         Pursuant to Section 13 or 15(d) of the
            Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):
                   October 21, 1994




            COMPREHENSIVE CARE CORPORATION
    (Exact name of registrant as specified in Charter)




Delaware                 0-5751              95-2594724
(State or other        (Commission          (IRS Employer
jurisdiction of        File Number)       Identification No.)
                      incorporation)


16305 Swingley Ridge Drive, Suite 100, Chesterfield, Missouri  63017
       (Address of principal executive offices)
                       (zip code)


                      (314) 537-1288
    (Registrant's telephone number, including area code)


                      Not Applicable
     (Former name, former address and former fiscal year, if changed, since last report)

Item 5.  Other Events

ELECTIONS OF THE BOARD

Management's 5 nominees were elected to the Board of Directors, they are Chriss W. Street, J. Marvin Feigenbaum, William H. Boucher, W. James Nicol, Rudy R. Miller.

RELOCATION OF PRINCIPAL EXECUTIVE OFFICE

The Registrant announced that the principal executive office of the Registrant would be relocated to Costa Mesa, California. Such relocation is estimated to be completed in January, 1995. The Registrant's principal executive office located at 16305 Swingley Ridge Drive, Suite 100, Chesterfield, Missouri 63017 will be closed. The purpose of the relocation is reducing general and administrative expenses.

NEW MEMBER OF EXECUTIVE MANAGEMENT

As of November 14, 1994, Mr. Drew Q. Miller was appointed by the Board of Directors to the office of Vice President of Acquisitions and Development and Interim Chief Financial Officer. Mr. Miller is the President and sole shareholder of Alternative Psychiatric Centers, Inc., a contract management company headquartered in Huntington Beach, California. Mr. Miller has over 12 years of experience in the health care industry. Mr. Miller fills a vacancy in executive management which will be created by the resignation of Mr. Fred C. Follmer.

REVERSE STOCK SPLIT

Recently, effective at 5:00 p.m., New York City time on October 21, 1994 (the "Effective Time"), the Registrant adopted a Restated Certificate of Incorporation, attached hereto as an Exhibit. (Please
see the Exhibit Index under Item 7 hereof.)   The Restated Certificate
of Incorporation included amendments to the Certificate of Incorporation that resulted in a reclassification (the "Reclassification") of the Registrant's Common Stock comprised of (i) a one-for-ten reverse stock split of the Registrant's Common Stock;
(ii) a change in the number of authorized shares of Common Stock from 30,000,000 to 12,500,000 (equivalent on a pre-reverse-stock split basis to an increase to 125,000,000 pre-reverse split shares compared with the prior 30,000,000 authorized pre-reverse-split shares of Common Stock); and (iii) a decrease in the par value per share of the Registrant's Common Stock from $0.10 to $0.01 per share. The reclassified shares of the Registrant's Common Stock have CUSIP No. 204 620 207 and are traded on the New York Stock Exchange under the ticker symbol CMP.

CLASSIFIED BOARD OF DIRECTORS

The stockholders at the annual meeting on November 14, 1994 approved the classification of the Registrant's Board of Directors into three classes. The amendment will be effected pursuant to an amendment of the Certificate of Incorporation.


COMMON STOCK PURCHASE RIGHTS

Pursuant to the Rights Agreement dated April 19, 1988 between the Registrant and the Rights Agent therein and the Stock Purchase Rights thereunder, the Reclassification resulted in an adjustment of the Purchase Price from $30 per share of original Common Stock to $300 per share of reclassified Common Stock, and each one Right entitling the registered holder thereof to purchase one share of Old Common Stock became one-tenth (1/10th) of one Right to purchase one share of reclassified Common Stock. Continental Stock Transfer & Trust Company, 2 Broadway, 19th Floor, New York, New York 10004 (Tel: (212) 509-4000) became the Rights Agent pursuant to a restated Rights Agreement. (Please see the Exhibit Index under Item 7 hereof.)

7 1/2% CONVERTIBLE SUBORDINATED DEBENTURES

The Company did not make the payment of interest on its 7 1/2% Convertible Subordinated Debentures (the "Debentures") when such payment was otherwise scheduled to be made (October 17, 1994). Management intended to seek to restructure several of its obligations and commitments in order to satisfy its payment obligations under the Indenture for the Debentures before expiration of the applicable grace period for non-payment and the declaration of an event of default thereunder. Under the terms of the Indenture, an event of default occurs if the Company defaults in the payment of interest on the Debentures when the same becomes due and payable and the default continues for a period of 30 days. Management was unable to complete the restructuring of the debentures during the cure period. If an event of default occurs and is continuing, the Trustee (by notice to the Company), or the Holders of at least 25% in principal amount of the $9.6 million outstanding Debentures may declare the principal of and accrued interest on all the Debentures to be due and payable. To date, the Company has not received a notice of default from the Trustee or bondholders.

On November 21, 1994, the Company recognized an ad hoc committee of bondholders. who represent a significant percentage of the Company's $9.6 million of 7 1/2% Convertible Subordinated Debentures due April 15, 2010 as an integral part of the overall restructure of CompCare. The bondholders have retained Mr. Morris Weiss of the Miami office of the law firm of Weil Gotshal & Manges to represent their interests. The Company has retained Mr. Robin Phelan of the Dallas office of the law firm of Haynes & Boone to represent its interest.


Item 7. Financial Statements and Exhibits

(c) Exhibits.

Exhibit No.               Description           Sequential Page Number

3.1.1       Restated Certificate of Incorporation       __
            November 14, 1994

4.1         Rights Agreement between the Registrant
            and Continental Stock Transfer & Trust Company dated
            April 19, 1988 restated and amended October 21,
            1994                                        __

            Press Release dated November 21, 1994       __

                          SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                              COMPREHENSIVE CARE
CORPORATION

(Registrant)



By:
    -------------------------------------------
                 Kerri Ruppert
    Vice President and Chief Accounting Officer
          (Principal Accounting Officer)